EXHIBIT 7.1
AGREEMENT OF JOINT FILING
     The parties listed below agree that the Amendment No. 35 to Schedule 13D to which this agreement is attached as an exhibit, and all further amendments thereto, shall be filed on behalf of each of them. This Agreement is intended to satisfy Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
Dated: July 26, 2011

AIMCO PROPERTIES, L.P.
By:	AIMCO-GP, INC.,
Its General Partner

AIMCO-GP, INC. APARTMENT INVESTMENT AND MANAGEMENT COMPANY AIMCO IPLP, L.P.
By:	AIMCO/IPT INC.,
Its General Partner

AIMCO/IPT INC. COOPER RIVER PROPERTIES, L.L.C. REEDY RIVER PROPERTIES, L.L.C.
By:	/s/ Trent A. Johnson
	Name:	Trent A. Johnson
	Title:	Vice President and Assistant General Counsel